                                                                     EXHIBIT 2.1

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

     This Amended and Restated Stock Purchase Agreement is entered into on this 3 day of April, 2003, by and between Frontline Communications Corp., a Delaware corporation ("Buyer" or "Frontline"); Proyecciones y Ventas Organizadas, S.A. de C.V., a corporation organized under the laws of the Republic of Mexico ("Provo"); Ventura Martinez del Rio Requejo ("Requejo"); and Ventura Martinez del Rio Arrangoiz ("Arrangoiz") (Provo, Requejo and Arrangoiz shall be referred to in the singular as "Seller" and collectively as "Sellers").

                                    RECITALS

     WHEREAS, Arrangoiz and Requejo own all the issued and outstanding capital stock of Provo ("Provo Shares"); and

     WHEREAS, Buyer wishes to purchase the Provo Shares and ultimately give Buyer's common stock therefor, subject to certain terms and conditions described herein; and

     WHEREAS, Arrangoiz and Requejo are willing to sell the Provo Shares to Buyer, subject to certain terms and conditions described herein; and

     WHEREAS, the Buyer and Sellers are parties to a Stock Purchase Agreement dated January 24, 2003 as amended by (i) the Addendum to Stock Purchase and Acquisition Agreement, dated February 27, 2003 and (ii) the Second Addendum to Stock Purchase and Acquisition Agreement, dated March 11, 2003 (collectively, the "Original Agreement"), and

     WHEREAS, the parties wish to amend certain terms of the Original Agreement,

     NOW, THEREFORE, in consideration of the above recitals, the promises herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Original Agreement shall be amended and restated in its entirety to read as follows:

                                   ARTICLE I

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) "Agreement" shall mean this Stock Purchase and Acquisition Agreement including any appendices, schedules and exhibits.

          (b) "Best knowledge" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of entity, the particular fact was known or not known, as the context requires, to any executive officer of such entity after reasonable investigation and inquiry by the principal executive officers of such entity.





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          (c) "Certificates of Designation" shall mean (i) that certain
Certificate of Designation of Series, and Determination of Rights and Preferences of Series C Preferred Stock, substantially in the form of Exhibit D, and (ii) that certain Certificate of Designation of Series, and Determination of Rights and Preferences of Series D Preferred Stock, substantially in the form of Exhibit E to be executed and filed by the Buyer on the Closing Date.

          (d) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 A.M., local time, on the Closing Date in the offices of Swidler Berlin Shereff Friedman, LLP, the Chrysler Building, 405 Lexington Avenue, New York, New York, 10174, or at such other time and place as shall be agreed in writing among the parties.

          (e) "Closing Date" shall mean April 1, 2003, or such other date as agreed upon, in writing, among the parties.

          (f) "Conversion Date" shall mean the date which is the later of: (i) the date on which the Series C Preferred and Series D Preferred (as defined below) converts to common stock of the Buyer, in accordance with section 3.03 or
(ii) May 15, 2003, or such later date as agreed upon in writing by the Holders of a majority of the Series C Preferred. In the event the Conversion Date is delayed due to the actions or inaction of the Commission or AMEX the Conversion Date shall be extended for a period of up to thirty (30) additional days.

          (g) "Debt" shall mean Frontline's senior secured obligation to pay Sellers the aggregate principal amount of twenty million Dollars ($20,000,000), in the terms and subject to the conditions of the Note and the Security Agreement.

          (h) "Dollar" or "Dollars" shall mean United States dollars.

          (i) "Encumbrance" shall mean any lien, security interest, claim or any other hindrance whatsoever.

          (j) "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

          (k) "Financial Statements" shall have the meaning set forth in Section 6.01(k).

          (l) "GAAP" shall mean the generally accepted accounting principles applicable in the United States.

          (m) "Intellectual Property" shall mean (i) all inventions (patentable or unpatentable) including all improvements thereto, (ii) all trademarks, trade names, service marks or service names, copyrights, trade dress, logos and corporate names, including all good will associated therewith, and (iii) all trade secrets and confidential information.

          (n) "Note" shall mean that certain Secured Promissory Note substantially in the form attached hereto as Exhibit F to be executed by Buyer on the Closing Date.

          (o) "Person" shall mean an individual, corporation, partnership, joint venture, trust, association, unincorporated organization or other entity or governmental body or subdivision, agency, commission or authority thereof, or any equivalent entity under applicable law.

          (p) "Registration Rights Agreement" shall mean that certain Registration Rights Agreement substantially in the form attached hereto as Exhibit G to be entered into by and between Buyer and Sellers on the Closing Date.

          (q) "SEC" or "Commission" shall mean the Securities and Exchange Commission.

          (r) "Securities Act" shall mean the United States Securities Act of 1933, as amended.

          (s) "Security Agreement" shall mean that certain Security Agreement substantially in the form of Exhibit H to be entered into by and among Sellers and Buyer on the Closing Date.

          (t) "Transaction Documents" shall collectively mean this Agreement, the Registration Rights Agreement, the Certificates of Designations, the Note, the Security Agreement and any other written agreement signed by the parties that is expressly identified as a "Transaction Document" hereunder, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

                                   ARTICLE II

                                 STOCK PURCHASE

     Section 2.01. Stock Purchase.

     (a) Subject to the terms of this Agreement, Buyer hereby agrees to purchase and Arrangoiz and Requejo hereby agree to sell to Buyer all of the Provo Shares. The Provo Shares shall be fully paid, non-assessable and free of any and all Encumbrances. Upon Closing, Provo will become a wholly owned subsidiary of Buyer and shall continue in existence.

     (b) It is understood by the parties that Provo, Arrangoiz and Requejo may require certain documents to assist its accountants in obtaining tax free treatment in Mexico of the above described stock purchase and the Buyer agrees to provide such assistance.

                                   ARTICLE III

                                  CONSIDERATION

     Section 3.01. Consideration to Arrangoiz and Requejo.

     (a) In return for the sale of all right, title and interest in the Provo Shares, Arrangoiz and Requejo will receive an aggregate total of two hundred and twenty thousand (220,000) shares of Series C Convertible Preferred Stock (the "Series C Preferred") of Buyer and said shares shall be fully paid, non-assessable and free of any and all Encumbrances. The parties agree that the purchase price for the Provo Shares shall be P$123.20 Mexican Pesos per share and that the exchange rate used for all transactions hereunder shall be P$11.20 Mexican Peso : US$1 Dollar. Consequently, the tax basis for the Series C Preferred shall be $9.60 Dollars per share of Series C Preferred. The terms of the Series C Preferred shall be set forth in the Certificate of Designation of Series C Convertible Preferred Stock (the "Series C Certificate of Designation").

     (b) In the event that the Buyer is unable to obtain the Requisite Approvals from its shareholders of the Actions (as those terms are defined in the Series C Certificate of Designation), the consideration to Sellers shall be increased by Twenty Million Dollars ($20,000,000), in order to compensate the Sellers for the fact that the Series C Preferred will not convert into shares of common stock par value $.01 per share (the "Common Stock") of the Buyer. The additional consideration shall be in the form of the Note, and shall be secured by the Security Agreement. Buyer shall issue and deliver the Note and Security Agreement to Sellers at the Closing, however, the obligations under the Note shall only become effective on the Conversion Date and if the Series C Preferred Stock is not converted into Common Stock.

     (c) In addition, the Buyer shall issue 35,500 Series D Preferred shares (the "Series D Shares") to certain brokers, finders and insiders (the "Brokers") and in accordance with the terms of certain consulting agreements executed simultaneously herewith.

     (d) All the Series C Preferred shares shall be issued as of the Closing Date and distributed in the proportion and in accordance with Schedule 3.01(d).

     (e) All the Series D Preferred shares shall be issued as of the Closing Date and distributed in the proportion and in accordance with the list provided by the Brokers.

     Section 3.02. Terms of Preferred Stock. The terms, rights and preferences of the Series C Preferred and Series D Preferred (collectively the "Preferred Stock") shall be as set forth in the respective Certificate of Designation.

     Section 3.03. Conversion.

          (a) Each share of Series C and Series D Preferred Stock shall be automatically converted (the "Automatic Conversion") into 150 shares of Frontline's common stock (the "Conversion Shares") immediately upon approval by Frontline's shareholders of all the following (the "Approval"): (i) the issuance of shares of Common Stock upon the conversion of the Series C Preferred Stock;
(ii) the "change in control" contemplated by this Agreement and the Transaction Documents; (iii) an increase in Frontline's authorized common stock to seventy five million (75,000,000) shares; and (iv) a reverse split of all of the issued and outstanding shares of common stock of Buyer, at a ratio of 1.5 to 1 (the "Reverse Split"), or such other ratio as may be required to achieve the post-conversion ownership percentages set forth in Exhibit A. The Preferred Stock shall be subject to the Reverse Split. However, it is the parties intention that that Sellers receive the share consideration and post-conversion ownership percentages set forth in Exhibit A.

          (b) Upon obtaining the Requisite Approvals and the filing of an amendment to Frontline's Certificate of Incorporation, Buyer shall immediately issue and deliver to Sellers and the

Brokers, stock certificates representing the Conversion Shares. The Conversion Shares shall be fully paid, non-assessable and free of any and all of Encumbrances. Buyer shall distribute the Conversion Shares in the proportion and in accordance with the list provided by Arrangoiz and Requejo.

     Section 3.04. Consequences of Conversion. On the Conversion Date, the following transactions shall have been effected:

     (a) If the Approval is obtained on or before the Conversion Date, Frontline shall immediately notify Sellers in writing to such effect and deliver the stock certificates representing the Conversion Shares, pursuant to Section 3.03(b). Upon receipt of the Conversion Shares, the Sellers shall return to Frontline the following documents: (i) the stock certificates representing the Series C Preferred Shares; (ii) the Note duly cancelled; (iii) the Security Agreement; and (iv) all other documents and instruments incidental to the Debt, including any collateral held by Sellers.

     (b) If the Approval is not obtained by the Conversion Date, Frontline shall immediately notify Sellers in writing to that effect.

     Section 3.05. Registration Rights. The Buyer shall grant Sellers registration rights with respect to the Conversion Shares in the terms and subject to the conditions of the Registration Rights Agreement.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

     Section 4.01. Conditions to Closing. The obligations of the parties to consummate the transactions contemplated by this Agreement in connection with the Closing are subject to the satisfaction of the following conditions:

          (a) The representations and warranties of each of the parties set forth in this Agreement shall be true and correct in all material respects when made and shall be deemed to have been made again at, and as of, the Closing Date, and each of the parties shall have performed and satisfied all obligations and conditions herein required to be performed or satisfied by each of them on or prior to the Closing.

          (b) Intentionally left blank.

          (c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction which has the likelihood of resulting in an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent consummation of any of the material transactions contemplated by this Agreement, or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation.

          (d) Frontline will have received a fairness opinion from a third party evaluation or investment banking firm that states the transactions contemplated by this Agreement are financially fair to the shareholders of Frontline.

          (e) Frontline shall have appointed Arrangoiz, Requejo, and an independent director of Sellers' choosing to its Board of Directors, which shall be comprised of seven (7) total members.

          (f) Frontline shall have received approval of this Agreement and the transactions contemplated hereby from a majority of its Board of Directors.

          (g) Each of the parties shall have completed all regulatory filings necessary for it to consummate the transactions contemplated by the terms of this Agreement, except for those filings permitted to be effected prior to the Conversion Date.

          (h) Frontline shall have arranged for a debt financing (the "Bridge Loan"), in a principal amount of no less than five hundred thousand Dollars ($500,000), which shall close simultaneously with the Closing. The terms and conditions of the Bridge Loan shall be previously approved by Provo and Sellers. The use of proceeds of the Bridge Loan shall be as set forth in Exhibit B.

Each of the parties hereto may waive any conditions specified in this Section 4.01, provided that the party so waiving any such condition shall execute a written waiver thereof at or prior to the Closing.

                                   ARTICLE V

                               REGULATORY FILINGS

     Section 5.01. Regulatory Filings. Prior to the Conversion Date, Frontline shall properly prepare and file with the Commission all documents required pursuant to the Exchange Act, in accordance with the execution, delivery and performance of this Agreement including, without limitation, any and all proxy materials deemed to be required to (i) complete the transactions contemplated by this Agreement; (ii) obtain the Approval; and (iii) any reports that may be required to be filed utilizing Form 8-K, as promulgated by the Commission (the "Filings").

     Section 5.02. Frontline shall prepare and file with the American Stock Exchange (the "Exchange") all the documents required by the rules of the Exchange including, but not limited to, any proxy filings and reports on Form 8-K.

     Section 5.03. In addition to the Filings and any filings that may be required by the Exchange, the parties will cooperate with each other in order to make, as soon as appropriate, all governmental and regulatory filings necessary in connection with the execution, delivery and performance of this Agreement and any of the transactions contemplated hereby.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     Section 6.01. The parties represent and warrant to each of the other parties herein that:

          (a) Each party is a corporation duly organized and validly existing under the laws of their respective jurisdictions and has the corporate power to own its assets and to carry on its business as now conducted. Each party currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its business, all of which are in full force and effect. No material litigation, other than litigation in the ordinary course of business, or proceeding is pending or threatened against the party except those matters, if any, described by the parties in Schedule 6.01(a) attached and incorporated by reference hereto. Neither the execution or delivery by any Party of this Agreement will give rise to a material breach of any other agreement to which it is a party, or interfere with or otherwise adversely affect the ability of the Party to carry on its business after the Closing.

          (b) The Board of Directors of Frontline have approved this Agreement and the transactions contemplated hereby and have authorized their officers to execute this Agreement on behalf of Frontline.

          (c) Except as disclosed in Schedule 6.01(c), the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby or thereby will not conflict with, or result in any violation of, any provision of any of the party's corporate documents, including its Articles of Incorporation, Estatutos Sociales, or any law, statute, rule or regulation to which a party is subject.

          (d) No party is currently in bankruptcy or contemplating bankruptcy, in receivership or has made the assignment of any assets in satisfaction of outstanding debts to creditors.

          (e) Immediately prior to or at the time of Conversion Date, each of the party's outstanding and issued capital stock shall be the number of shares described in Exhibit "A" attached hereto and incorporated by reference herein. As reflected in Exhibit "A," Frontline shall authorize, as part of its proxy, the reverse split of its shares, and, to the extent possible, canceled warrants and options and done all such other things necessary so that the maximum amount of shares held by the shareholders of Frontline at the time of Closing shall be no more than twenty five percent (25%) of the outstanding and issued shares of Frontline. Other than that which is disclosed in Exhibit "A," no party is subject to any options, warrants, stock-based or stock-related awards, conversion privileges or other rights to acquire any shares of capital stock of or other ownership interest in such party. Frontline is not subject to any obligation, contingent or otherwise, to repurchase or otherwise acquire or retire any shares of its capital stock other than that which is disclosed in Exhibit "A."

          (f) All shares to be issued by Frontline to Arrangoiz and Requejo as a result of the transactions contemplated by this Agreement (i) will be duly issued, fully paid, non-assessable and have all the rights, privileges and immunity described in Frontline's Certificate of Incorporation, and (ii) will be free and clear of any Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands other than the transfer restrictions required by law or purchase rights inherent to said securities.

          (g) The shares sold to Frontline by Arrangoiz and Requejo are all of the existing and outstanding capital stock of Provo and no other outstanding and issued shares exist, and there are no restrictions on their transfer, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and/or demands regarding such capital stock of Provo to be sold to Frontline.

          (h) Prior to the Closing Date, each of the parties will have exchanged with the other copies of its financial statements (balance sheet, statement of operations and statement of changes in stockholder's equity) for the prior three
(3) fiscal years and including any stub period to October 31, 2002. Prior to the Conversion Date, the parties shall have completed their fiscal year end audit. Such financial statements shall be presented in accordance with U.S. GAAP, or if originally prepared under rules other than U.S. GAAP, reconciled to U.S. GAAP. Except as set forth in Schedule 6.01(l), there has been no material change in any party's financial condition as of the Closing Date.

          (i) Each party hereby agrees that it will maintain and continue to maintain a system of accounting established and administered in accordance with U.S. GAAP, that all books and records are and will be in all material respects true and complete, and maintained in accordance with good business practices and all applicable laws, and accurately represent and reflect in all material respects all of the transactions that are or should be therein described. Further, each party states, except as set forth in Schedule 6.01(m), as of the Closing, that it has no liabilities or obligations, contingent or otherwise, which would have a Material Adverse Effect on its condition, financial or otherwise, as disclosed in the above-described financial statements other than liabilities incurred subsequent to October 31, 2002, in the ordinary course of business consistent with past business practices and not resulting from any breach of agreement, breach of warranty, tort, infringement or violation of law or regulatory order. For the purposes of this Agreement, the term "Material Adverse Effect" shall mean liabilities of One Hundred Thousand Dollars ($100,000 U.S.) in the aggregate. The financial statements of the parties as of October 31, 2002 will be attached hereto as Exhibit "B" upon the Closing Date and each is incorporated by reference herein.

          (j) Exhibit C sets forth a true and complete list of all direct or indirect subsidiaries of Provo that are material to its financial condition, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by Provo. Each such subsidiary is a duly organized corporation, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and has the requisite authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

          (k) Provo shall take all necessary action so that as of the Closing Date, Provo shall own beneficially and of record all of the issued and outstanding capital stock and other securities of each of its subsidiaries. Notwithstanding the above, it is understood by the parties that Provo is currently negotiating with shareholders who hold a minority ownership in two of the Provo subsidiaries as described in Exhibit "C" and that such subsidiaries account for less than fifteen percent (15%) of the combined revenues of Provo and its subsidiaries. Provo will continue its negotiations to acquire the aforementioned shares; however, in the event Provo is unable to purchase the aforementioned subsidiary shares from the shareholders, then such failure shall not be a breach of this Agreement and the Closing shall not be affected thereby.

          (l) Except as described in Schedule 6.01(p), attached hereto, as of the Closing Date there is no investment banker, broker, finder or other intermediary that has been retained or authorized to act on behalf of any of the parties who might be entitled to any fee or commission from the parties upon the Closing of this Agreement.

          (m) Each of the Sellers is acquiring the shares of Frontline for their own account, not as a nominee or agent, for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. None of the Sellers has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any Person or to share or grant any rights with respect to the shares of Frontline. Sellers understand that the shares of Frontline to be issued them hereunder will contain a legend and that such shares are restricted securities and may not be transferred or sold without registration or an exemption therefrom.

          (n) Except as disclosed in Schedule 6.01(n), attached hereto, prior to the Closing Date, each of the parties will use their commercially reasonable efforts to keep their current business intact, including its present operations, physical facilities, working conditions and relationships with customers, lessors, licensors, suppliers, and distributors, and each hereby agrees to give the other parties notice in the event that any material relationship with a customer shall be canceled, terminated or expire whereby such party would experience a material impact upon its revenues.

          (o) Except as disclosed in Schedule 6.01(o), attached hereto, each of the parties material contracts is in full force and effect, there has been no threatened cancellation thereof, there are no ongoing negotiations to extend the sum thereof or renew any pending termination, expiration or cancellation thereof, and there are no outstanding disputes thereunder.

          (p) Except as disclosed in Schedule 6.01(p), attached hereto, each of the parties and their respective subsidiaries has filed all tax returns that it was required to file under applicable laws and regulations. All such tax returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by each of the parties and their subsidiaries have been paid.

          (q) True and correct lists of the customers of Provo and each of the subsidiaries and an aging report of their accounts receivable as of October 31, 2002 are attached hereto as Schedule 6.01(u). Provo agrees to continue to collect its accounts receivable in the ordinary course of its business and in the manner customary in Mexico.

                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

     Section 7.01. From the date hereof and to the Closing Date, the parties will permit representatives of the other parties to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the party, to all premises, properties, appropriate personnel, books, records (including tax records), contracts and documents of or pertaining to their business, as well as make available its Directors, officers, employees, accountants, attorneys and other agents and representatives.

     Section 7.02. From the date hereof and to the Closing Date, and except as may be approved in advance by the other parties or as specifically contemplated by this Agreement, each party shall refrain from: (i) issuing any shares of capital stock or other securities, other than pursuant to the exercise of existing stock options or warrants; (ii) granting any stock options, warrants or other rights to acquire capital stock or other securities, other than pursuant to existing employee stock option plans and consistent with past practices; (iii) entering into, amending or voluntarily terminating any employment agreement with any new or existing employee, except for cause; (iv) granting any increases in the compensation, bonuses, benefits or other remuneration payable to any employee or consultant; (v) entering into, amending or voluntarily terminating any license, royalty or distribution agreement; and
(vi) entering into, amending or voluntarily terminating any lease or rental agreement.

     Section 7.03. Each of the parties shall use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other party hereto) to consummate the transactions contemplated herein) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     Section 7.04. The parties hereby agree to cooperate and make further assurances to each other as follows:

          (a) Each of the parties hereto shall cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents that are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

          (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement or by their respective legal counsel in order to document and carry out the transactions contemplated by this Agreement.

     Section 7.05. Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which each party has no control), which will result in any of his or its representations, warranties or covenants contained in this Agreement, or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     Section 7.06. The parties hereby agree to and shall give prompt notice to the other parties as the case may be, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any of the parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the terms of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.07. Provo hereby covenants and agrees that during the period from the date hereof to the Closing Date except pursuant to the terms hereof or unless Frontline shall otherwise agree, in writing, that its business shall be conducted only in the ordinary course of business and in the manner consistent with past practice and in compliance with applicable laws; it shall use its best efforts to preserve intact their assets, their business operations and their business organization, to keep available the services of the present officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with whom it has a business relationship. By way of illustration, and not limitation, Provo shall not, between the date of this Agreement and the Closing Date, unless specifically contemplated by this Agreement, directly or indirectly, do or propose or commit to do, any of the following without the prior written consent of Frontline:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their common stock, or (ii) split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for their existing shares of capital stock, or otherwise;

          (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver, (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of their capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;

          (c) (i) increase the compensation payable or to become payable to any officer, director, employee or consultant, except pursuant to the terms of existing contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination paid to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant except pursuant to the terms of existing contracts, policies and benefit arrangements in effect on the execution date hereof, or (iii) establish, adopt enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, or restrictive stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants; (iv) amend their Articles of Incorporation, Articles of Organization or any other documents related to their organization and capitalization including By-laws or other comparable charter or organizational documents or through merger, liquidation, reorganization, restructuring, or in any other fashion, alter their corporate structure or ownership;

          (d) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, or enter into any arrangement having an economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practices;

          (e) except as contemplated hereby, acquire, or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, except purchases consistent with its ordinary course of business or past practice in excess of Fifty Thousand Dollars ($50,000);

          (f) except as disclosed in Schedule 7.07(f) or in the ordinary course of business, enter into any agreement, contract, or commitment to purchase, sell, lease or otherwise dispose of assets or require payments in excess of Fifty Thousand Dollars ($50,000);

          (g) except as disclosed in Schedule 7.07(g), make any capital expenditures in excess of Fifty Thousand Dollars ($50,000);

          (h) extend credit or acquire merchandise, utilize or repay any bank line of credit other than in the normal course or conduct of business consistent with past practice;

          (i) adopt a plan of complete or partial liquidation or resolutions providing for authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than that which is contemplated by the terms of this Agreement;

          (j) make or change any election, change an annual accounting period, adopt or change any accounting method, file an amended tax return, enter into any closing agreements, sell any tax claim or assessment, surrender any right to claim a refund of taxes, consent to an extension of or waiver of the limitation period applicable to any tax claim or assessment or take any other similar action related to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing their tax liability for any period ending after October 31, 2002; and

          (k) except as disclosed in Schedule 7.01(j) settle or compromise any litigation to which they are a defendant (whether or not it commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of Ten Thousand Dollars ($10,000) and in the aggregate in an amount in excess of Fifty Thousand Dollars ($50,000).

     Section 7.08. Frontline covenants and agrees that, during the period from the date hereof to the Closing Date, except as required pursuant to the terms hereof or unless Provo shall otherwise agree, in writing, the Frontline business shall be conducted only, and Frontline shall not take any action, except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Frontline shall use its best efforts to preserve intact the Frontline assets, the Frontline business operations and the business organization of Frontline, to keep available the services of its present officers, employees and consultants, and to preserve the present relationships of Frontline with its customers, suppliers and other persons with whom Frontline has a business relationship. By way of illustration, and not limitation, Frontline shall not, between the date of this Agreement and the Closing Date, unless specifically contemplated by this

Agreement, directly or indirectly, do or propose or commit to do, any of the following without prior written consent of Provo:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Frontline capital stock or, (ii) except for the reverse stock split required by the terms of this Agreement, split, combine or re-classify any of the Frontline capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Frontline capital stock, or otherwise;

          (b) except as required under the terms of the currently issued Preferred Stock, authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of Frontline capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;

          (c) (i) increase the compensation payable or to become payable to any officer, director, employee or consultant of Frontline, except pursuant to the terms of existing contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination paid to, or enter into any employment or severance agreement with, any director, officer or other employee or consultant of Frontline or any of its subsidiaries, except pursuant to the terms of existing contracts, policies, and benefit arrangements in effect on the date hereof, or (iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice) bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy, or arrangement for the benefit of any directors, officers, employees or consultants of Frontline;

          (d) amend the Certificate of Incorporation, bylaws or other comparable charter organization documents of Frontline, except as contemplated hereby;

          (e) except as contemplated hereby, acquire, or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, except purchases consistent with its ordinary course of business or past practice in excess of Fifty Thousand Dollars ($50,000);

          (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Frontline assets, except sales in the ordinary course of business consistent with past practices;

          (g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or the rights to secure any debt securities, guarantee any debt securities of any other person, or enter into any arrangement having the economic effect of any of the foregoing, except for the short term borrowings incurred in the ordinary course of business consistent with past practice;

          (h) except in the ordinary course of business, enter into any agreement, contract or commitment, involving a commitment on the part of Frontline to purchase, sell, lease or otherwise dispose of assets or acquire payment by Frontline in excess of Fifty Thousand Dollars ($50,000);

          (i) make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000);

          (j) adopt a plan of complete or partial liquidation of Frontline or resolutions providing for or authorizing such liquidation or the dissolution, merger, consolidation, restructuring, or recapitalization or reorganization of Frontline other than that which is contemplated by the terms of this Agreement;

          (k) make or change any election, change in annual accounting, adopt or change any accounting method or principle, file an amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Frontline or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension of or waiver of the limitation period applicable to any tax claim or assessment relating to Frontline or its subsidiaries, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of Frontline or any of its subsidiaries for a period ending after October 31, 2002 or decreasing any tax attribute of Frontline existing on the Closing Date;

          (l) settle or compromise any litigation to which Frontline is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of Ten Thousand Dollars ($10,000) and in the aggregate in an amount in excess of Fifty Thousand Dollars ($50,000); and

          (m) extend credit or acquire merchandise, utilize or repay any bank line of credit other than in the normal course of business consistent with past practice.

     Section 7.09. Each of the parties agree to use their reasonable efforts to cause the purchase of the Provo Shares to qualify as a tax free transaction in accordance with Mexican tax law. The parties agree to file all necessary returns and/or tax information to reflect the purchase of the Provo Shares as a tax free transaction under Mexican law and agree not to take any position thereon or otherwise that is or would be inconsistent with such treatment (except if such position would violate any law of any jurisdiction to which the Party is subject).

     Section 7.10. As soon as it is practicable after the date of this Agreement, Frontline shall, with the cooperation of Provo, prepare and file with the SEC all necessary filings and documents required by the consummation of the transactions contemplated by the terms of this Agreement including, but not limited to, any Form 8-K. It is further agreed that Frontline shall take the necessary steps and shall file the necessary documents in order to request that the holders of Frontline Series B Convertible Redeemable Preferred Stock convert their Preferred Stock to Frontline common stock and that such duly issued common stock will be part of and not in addition to, the outstanding issued shares allotted to Frontline shareholders upon the Closing hereof as set forth in Exhibit "A."

     Section 7.11. It is understood and agreed that Frontline shall file all necessary documents in order to request its shareholders to approve an amendment of its Certificate of Incorporation to effect the Reverse Split.

     Section 7.12. Frontline agrees to use its best efforts to, on or prior to the Conversion Date, cause its preferred shareholders to approve the conversion of all of the issued and outstanding shares of Series B Convertible Redeemable Preferred Stock of Buyer, at a ratio of 3.4 shares of preferred stock to 1 share of common stock (the "Preferred Conversion").

                                  ARTICLE VIII

                            REQUIREMENTS TO CLOSING

     Section 8.01. The respective obligations of Frontline to effect the purchase of the Provo Shares shall be subject to the fulfillment at or prior to the Closing Date of the following requirements, any or all of which may be waived by such party at its sole discretion:

          (a) The representations and warranties of Provo contained in this Agreement and any other document delivered by it in accordance with the terms of this Agreement shall have been true when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Each of the parties shall have executed and delivered all of the Transaction Documents to which they are parties.

          (c) Provo shall have performed, observed and complied in all material respects with all of its obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any document referenced herein and required to be performed, observed or complied with, or to be satisfied or fulfilled by Provo at or prior to the Closing Date.

          (d) Intentionally left blank.

          (e) Frontline shall have received an opinion from counsel for Provo, dated as of the Closing Date, that the transactions contemplated herein have been properly authorized in accordance with the laws of the respective jurisdictions of Provo and its subsidiaries, and an opinion regarding the enforceability of the Transaction Documents from Swidler Berlin Shereff Friedman, LLP.. Such opinions shall be in a form acceptable to counsel for Frontline.

          (f) No order of any court or administrative agency shall be in effect which constrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit, or change the terms of or obtain damages or other relief in connection with this Agreement or any other transactions contemplated hereby, shall have been instituted or threatened by any person or entity, in which in the reasonable judgment of Frontline (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding) makes it inadvisable to proceed with the consummation of such transactions.

          (g) All consents, waivers, approvals, licenses and authorizations third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) (the "Consents") required as a pre-condition to the performance by the parties of their obligations hereunder and under any agreement delivered pursuant hereto, or which in Frontline's reasonable judgment are necessary to continue unimpaired, subject to the Closing Date, any rights in and to the Provo assets, business or operations which could be impaired by the transactions contemplated herein, shall have been duly obtained and shall be in full force and effect.

          (h) The validity of all transactions contemplated by all of the Transaction Documents, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Provo pursuant hereto, shall be satisfactory in all material respects to Frontline and its counsel.

          (i) Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof a Material Adverse Effect in the condition of Provo.

          (j) The American Stock Exchange ("AMEX") shall have orally advised the parties that the closing of the transactions contemplated by the Transaction Documents does not constitute as "change of control" in accordance with AMEX's rules and regulations.

     Section 8.02. The obligations of Provo to effect the purchase of the Provo Shares by Frontline shall be subject to the fulfillment at or prior to the Closing Date of the following requirements, any or all of which may be waived by the parties at their sole discretion:

          (a) The representations and warranties of Frontline contained in any Frontline documents delivered by Frontline shall have been true when made, and in addition, it shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Frontline shall have performed, observed and complied in all material respects with all their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any document referenced herein and required to be performed, observed or complied with, or to be satisfied or fulfilled by Frontline at or prior to the Closing Date.

          (c) Intentionally left blank.

          (d) Provo shall have received an opinion from Frontline's counsel, dated as of the Closing Date, that Frontline is a corporation validly existing under the laws of the State of Delaware, and that the transactions contemplated herein have been properly authorized in accordance with the laws of the State of Delaware and have been accomplished in compliance with the rules and regulations of the SEC. Such opinion shall be in the form acceptable to Provo's counsel.

          (e) No order of any court or administrative agency shall be in effect which constrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit, or change the terms of or obtain damages or other relief in connection with this Agreement or any other transactions contemplated hereby, shall have been instituted or threatened by any person or entity, in which in the reasonable judgment of Provo (based on the likelihood of success and material consequences of such claim, action, inquiry, investigation or proceeding) makes it inadvisable to proceed with the consummation of such transactions.

          (f) The validity of all transactions contemplated by the Transaction Documents, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Frontline pursuant hereto, shall be satisfactorily in all material respects to Provo's counsel.

          (g) AMEX shall have orally advised the parties that the closing of the transactions contemplated by the Transaction Documents does not constitute as "change of control" in accordance with AMEX's rules and regulations.

          (h) Except as otherwise permitted by this Agreement, there shall not have occurred after the date hereof any Material Adverse Effect in the condition of Frontline.

          (i) Frontline shall have received the proceeds of the Bridge Loan.

     Section 8.03. Deliveries by Arrangoiz and Requejo at Closing. Arrangoiz and Requejo shall deliver the following:

          (a) Frontline shall receive the stock certificates representing all of the issued and outstanding capital stock of Provo with proper instruments of transfer, transferring the ownership of the Provo Shares to Frontline;

          (b) Frontline shall receive duly executed copies of all Transaction Documents to which Provo, Arrangoiz and Requejo are a party;

          (c) Frontline shall receive a certificate executed by Requejo and Arrangoiz dated as of the Closing Date to the effect that all representations and warranties of Requejo and Arrangoiz and Provo are true and complete in all material respects and all covenants to be performed by them or Provo at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been satisfied in all material respects or waived in accordance with the terms of this Agreement.

     Section 8.04. Deliveries by Frontline at the Closing. At the Closing, Frontline shall deliver the following:

          (a) Sellers shall receive stock certificates representing the Series C Preferred shares to be issued to Arrangoiz and Requejo in accordance with the terms of this Agreement;

          (b) The Brokers shall receive stock certificates representing the Series D Preferred Shares to be issued to the Brokers;

          (c) Sellers shall receive duly executed copies of the Note, the Security Agreement and all other documents incidental to the Debt;

          (d) Provo and Sellers shall receive duly executed copies of all Transaction Documents to which Frontline is a party;

          (e) Provo and Sellers shall receive a Secretary's certificate certifying copies of (i) the resolutions adopted by the Frontline Board of Directors authorizing Frontline and its officers to execute and deliver the Frontline documents to which it is a party, to perform its obligations hereunder and to complete the issuance of shares to Provo as contemplated herein, and (ii) the resolution appointing Arrangoiz, Requejo, and one independent director of Seller's choosing to the Board of Directors of Frontline;

          (f) Provo shall receive a certificate of the Secretary of Frontline certifying as to the incumbency and signatures of the officers of Frontline executing the Frontline documents on behalf of such corporation;

          (g) Frontline shall have furnished Provo with a certificate executed by its President, dated as of the Closing Date, to the effect that all representation and warranties of Frontline and true and complete in all material respects and all covenants to be performed by Frontline at or as of the Closing have been performed in all material respects and the conditions to be satisfied at or as of the Closing have been satisfied in all material respects or waived in accordance with terms of this Agreement.

                                   ARTICLE IX

                                INDEMNIFICATION

     Section 9.01. Subject to the provisions of this Article IX, each party (each an "Indemnifying Party") shall indemnify and save harmless each of the other parties and their respective officers, directors, employees, agents and successors and assigns, and each person who controls each of the parties within the meaning of the Securities Act or the Exchange Act, from and against any and all Liabilities, losses, damages, claims (whether or not meritorious), judgments, fines, settlements and other costs and expenses (including reasonable attorneys' fees and expenses) based upon, arising out of or resulting from any breach of any representation or warranty, or any breach of or failure to perform any covenant or agreement, by such Indemnifying party set forth in this Agreement or any of the other Transaction Documents or any Litigation brought by any third party arising out of the transactions contemplated hereby and thereby. The indemnification provisions of this Article IX shall survive for two (2) years from the Closing Date.

     Section 9.02. The party seeking indemnification under this Article IX (the "Indemnified Party") shall, promptly after the receipt of notice of the commencement of any Litigation against such Indemnified Party in respect of which indemnity may be sought under this Article IX, notify the Indemnifying Party in writing of the commencement thereof (the "Indemnification Notice"). The failure of any Indemnified Party to give the Indemnifying Party an Indemnification Notice shall not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Article IX except to the extent that such Indemnifying Party shall have been prejudiced thereby. In case any such Litigation shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnifying Party by giving written notice of the Indemnifying Party's election to assume the defense within thirty (30) days after its receipt of the Indemnification Notice, and after timely written notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, such Indemnifying Party will not be liable to such Indemnified Party under this Article IX for any legal expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into by the Indemnified Party without the consent of the corresponding Indemnifying Party; provided that (i) if an Indemnifying Party shall elect not to assume (or shall fail within the time period set forth above to elect to assume) the defense of such Litigation, or shall subsequently fail to diligently maintain the defense thereof, or (ii) if counsel for the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of Indemnifying and of the Indemnifying and of the Indemnified Party in defending such Litigation or (y) that there may be legal defenses available to such Indemnifying Party different from or in addition to those available to such Indemnifying Party, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of clauses (i) and (ii) (x), or such different defenses, in the case of clause (ii) (y), and such Indemnifying Party in connection therewith, and, in the case of clause (i), for any settlement of such Litigation entered into by the Indemnified Party. The corresponding Indemnifying Party shall not enter into any settlement of any such Litigation without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

     Section 9.03. Other than representations and warranties made by the parties in Section 6.01 hereof, each of the parties disclaim any other warranties, expressed or implied, written or oral, related to their business, including but not limited to, warranties or merchantability or fitness for any particular purpose.

     Section 9.04. An Indemnifying Party shall not be obligated to indemnify an Indemnified Party under this Article IX unless and until all losses with respect to which the Indemnifying Party has indemnification obligations hereunder exceed One Hundred Thousand Dollars ($100,000) in the aggregate, following which the Indemnifying Party shall be obligated to indemnity or hold harmless the Indemnified Party for all such losses in excess of such amount. In no event shall the indemnification obligations of each of the parties hereunder exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

     Section 9.05. The representations and warranties of Provo contained in this Agreement shall survive until the date that is two years after the Closing Date. The obligation of an Indemnifying Party to hold harmless an Indemnified Party shall be extended automatically to include any time necessary to resolve a claim for indemnification that was made in accordance with the terms hereof before the expiration of the survival period, but not resolved prior to its expiration and any such extension shall apply as to the specific claims asserted and not resolved within the survival period. The liability associated with any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

                                   ARTICLE X

                                    DEFAULT

     Section 10.01. Default. The following are "Events of Default" under this
Agreement:

          (h) a party shall duly fail to observe any other covenant, condition or agreement of this Agreement, which failure shall continue for thirty (30) days after written notice thereof is received from any of the other parties.

          (i) any warranty or representation made in this Agreement shall be breached by a party or shall prove to be false or misleading in any material respect at any time prior to or following the Closing.

          (j) if a party is or becomes the subject of a bankruptcy, reorganization, rearrangement, or voluntary insolvency proceeding under applicable bankruptcy, insolvency, creditor's rights or similar laws in effect in the jurisdiction of the party's organization or any other jurisdiction in which a party may seek or be subject to any such protection or proceedings, or in voluntary proceeding, if such proceeding is not dismissed within sixty (60) days.

          (k) if a party shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of, or if a trustee, receiver or liquidator is otherwise appointed for it, or all or any material part of its assets.

          (l) if a party shall make any general assignment for the benefit of creditors.

          (m) in any proceeding a party shall be alleged to be insolvent or unable generally to pay its debts as they become due if such proceeding is not dismissed within sixty (60) days.

          (n) a party commences any one or more of the processes of dissolution, termination or liquidation.

Notwithstanding the above provisions, any cure periods provided for in this Section shall not apply with respect to any Event of Default of the same type or nature which is repeated more than twice in any twelve month period. This section shall continue in full force and effect until the Conversion Date, at which time the default provisions set forth in this section shall cease.

     Section 10.02. The remedies identified in this Agreement shall be cumulative and not exclusive and the parties shall be entitled to all other remedies available under law or in equity.

     Section 10.03. The parties shall be entitled to enforce their rights under this Agreement specifically and to recover damages by reason of any Event of Default or any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree not to oppose any final judgments of specific performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its sole discretion may apply to any court of law or in equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                                   ARTICLE XI

                               FURTHER ASSURANCES

     Section 11.01. Further Assurances. The parties agree that all transactions hereunder shall be done in the most efficient tax manner for Arrangoiz, Requejo and Provo, in order to minimize taxes for both parties in Mexico and the United States. To that end, following the Closing and subject to the opinion of tax advisors in Mexico and the United States, each of the parties hereto and their respective Affiliates, agree to use their best efforts to take, execute, acknowledge and deliver all such further acts, documents and assurances as are reasonably necessary, from time to time, in order to carry out more effectively the intent and purposes hereof and the other Transaction Documents.

                                  ARTICLE XII

                                  TERMINATION

     Section 12.01 Termination. This Agreement and the other transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of the Parties;

          (b) by any party if the Closing shall have not been consummated by April 5, 2003; provided, however, that no party may terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated by April 5, 2003 by reason (i) of the failure of such party or any of its affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; or (ii) actions of a third party regulatory agency, in which case the aforementioned date shall be extended for a period of time equal to the delay caused by the regulatory agency.

          (c) by either party if there shall be any applicable law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction over such person.

     Any party desiring to terminate this Agreement pursuant to this Section
12.01 shall give written notice of such termination to the other parties.

     Section 12.02 Effect of Termination.

          (a) If this Agreement is terminated as permitted by Section 12.01, (i) this Agreement shall forthwith become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: (a) Section 13.02 (relating to confidentiality), (b) Section 13.09 (relating to expenses), (c) this Section 12.02 and (d) Sections 13.06 and 13.08; and (ii) such termination shall be without liability of any party (or any affiliate, stockholder, consultant or representative of such party) to the other parties to this Agreement; provided, however, that if the transactions contemplated hereby fail to close as a result of a breach of the provisions of this Agreement by any of the parties, such party shall be fully liable for any and all damages or losses incurred or suffered by the other parties as a result of all such breaches if the other party(ies) is/are ready, willing and able to otherwise satisfy its obligations under this Agreement.

          (b) The rights and remedies provided in this Section 12.02 shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     Section 13.01. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties named in this Agreement and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder or under any other Transaction Documents without the prior written approval of each of the other parties.

     Section 13.02. Except as otherwise required by law, including, without limitation, Frontline's reporting obligations under the Exchange Act, no public disclosure of the terms of the Contemplated Transactions shall be made by either party without the prior written consent of the other parties, which will not be unreasonably withheld or delayed. Each party shall furnish to the other parties advance copies of any releases which it proposes to make concerning the transaction.

     Section 13.03. All information obtained by the parties from each other will be treated as confidential and the parties agree not to disclose, disseminate, reveal, share, or release all or any portion of such information to third parties, including their respective parent, subsidiaries, or affiliates, without the express written consent of the party providing the information.

     Section 13.04. Any holding that a provision of this Agreement is unenforceable, in whole or in party, will not affect the validity of the other provisions of this Agreement.

     Section 13.05. This Agreement (including the exhibits, schedules and appendices attached hereto), including the documents referred to herein, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings of the parties hereto relating to the subject matter herein contained, including, without limitation, that certain Stock Purchase and Acquisition Agreement, dated as of December 20, 2002, by and among, Frontline, Provo, Sellers and Kiboga Systems, Inc.

     Section 13.06. This Agreement shall be construed, interpreted, governed, and enforced by and under the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

     Section 13.07. All notices under this Agreement, including reports, shall be in writing in the English language addressed to the appropriate party at the address set forth by its name on this Agreement, and shall be deemed given when received by the recipient and shall be delivered directly by hand to authorized personnel or by registered mail, return receipt requested, telex authenticated facsimile message or electronic mail, confirmed by registered mail.

     All notices shall be addressed:

     If to Provo, Arrangoiz, Requejo:   Provo, S.A. de C.V.
                                        Quintana Roo No. 28
                                        Col. Roma Sur
                                        06760 Mexico, D.F.
                                        Fax: 525-264-6442
                                        Attention: Ventura Martinez del Rio Arrangoiz

                                        With a copy, which shall not constitute notice, to:
                                        Swidler Berlin Sheriff Friedman, LLP
                                        The Washington Harbour
                                        3000 K Street, N.W., Suite 300
                                        Washington, D.C. 20007-5116
                                        Attention: Ulises R. Pin

     If to Frontline:                   Frontline Communications Corp.
                                        One Blue Hill Plaza, 7th Floor
                                        Pearl River, New York  10965
                                        Attention: Stephen Cole-Hatchard

                                        With a copy to:
                                        Amy Wagner-Mele
                                        One Blue Hill Plaza, 7th Floor
                                        Pearl River, New York  10965

     Section 13.08. All controversies relating to the interpretation and/or enforcement of this Agreement and the transactions contemplated herein shall be settled by binding arbitration in accordance with the International Rules of Arbitration of the American Arbitration Association in effect on the date the notice for arbitration is given to the other party or parties. In the event of any conflict between those rules and the provisions of this Section 13.08, the provisions of this Section 13.08 shall govern. The parties shall attempt to select a single arbitrator, but if they are unable to agree within ten (10) days from the date of an arbitration demand served by any of the parties, then each of the parties shall appoint one arbitrator and the arbitrators so chosen shall in turn choose an additional arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the final arbitrator within a period of ten (10) days after their nomination, then the final arbitrator shall be appointed by the American Arbitration Association. Any arbitration proceedings initiated hereunder shall be held in New York, New York, or such other place as the parties may mutually agree. The arbitration shall take place in the English language. No decision of the arbitrator(s) shall be subject to appeal, and judgment on the award or decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. To assure predictability, any arbitrators chosen by the parties or otherwise pursuant to this section shall be attorneys-in-law with experience in sophisticated commercial transactions. The arbitrator(s) shall base the decision solely on the provisions of this Agreement; provided, however, that to the extent the subject matter for the decision is not provided for in such provisions, the decision shall be based on applicable principles of law and judicial precedent as established in the law of the jurisdiction provided under Section 13.06 and, upon request of a party, will include in the award findings of facts and conclusions of law upon which the award is based. The arbitrator(s) may grant such legal or equitable relief as appropriate, including money damages, specific performance and injunctive relief. Questions of whether the dispute is subject to arbitration shall also be decided by the arbitrator(s). The final arbitration award shall be issued within ninety (90) days after the arbitration is initiated. Subject to the award of the arbitrator(s), each party to the arbitration shall pay an equal share of the fees and costs of the arbitration, except the arbitrator(s) shall have the power to award all expenses (including attorneys' fees and costs) to the prevailing party, as determined by the arbitrator(s). Each of the parties waives any defense of inconvenient forum to the maintenance of an action or proceeding brought under this Section 13.08 and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.07 above. Nothing in this Section 13.08, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     Section 13.09. Each of the parties shall bear and shall pay their respective costs and expenses (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 13.10. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     Section 13.11. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any of the transaction documents or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, and for the consideration herein stated, the parties have executed this Agreement the day and year first above written.

/s/ Ventura Martinez del Rio Arrangoiz
--------------------------------------
Proyecciones y Ventas
Organizadas, S.A. de C.V.
By: Ventura Martinez del Rio Arrangoiz
Title: Chairman


/s/ Stephen Cole-Hatchard       /s/ Ventura Martinez del Rio Arrangoiz
-----------------------------   ------------------------------------------------
Frontline Communications        Ventura Martinez del Rio Arrangoiz, Individually
By: Stephen Cole-Hatchard
Title: CEO


/s/ Ventura Martinez del Rio Requejo
----------------------------------------------
Ventura Martinez del Rio Requejo, Individually

             THE FOLLOWING EXHIBITS HAVE BEEN INTENTIONALLY OMITTED:

                      EXHIBIT A -- Issued and Outstanding

                      EXHIBIT B -- Fees and Expenses

                      EXHIBIT C -- Subsidiaries of Provo

                      6.01(a)   -- Material Litigation

                      6.01(c)   -- Non-Contravention

                      6.01(l)   -- Material Changes

                      6.01(m)   -- Undisclosed Liabilities and Obligations

                      6.01(p)   -- Brokers/Finders

                      6.01(n)   -- Customer/Supplier Relationships

                      6.01(o)   -- Material Contracts

                      6.01(p)   -- Tax Returns

                      7.07(f)   -- Material Dispositions of Assets

                      7.07(g)   -- Capital Expenditures

                      7.07(j)   -- Settlement of Litigation

The Registrant will provide copies of the omitted Exhibits to the Securities and Exchange Commission upon request.


                                      -26-